Exhibit 10.49

NEUROLOGIX, INC.
One Bridge Plaza
Suite 605
Fort Lee, New Jersey 07024

March 1, 2010
Mr. John E. Mordock
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Dear John:

This letter (the “Agreement and Release”) confirms our agreement with regard to your resignation as an officer and director of Neurologix, Inc. (the “Company”), effective on the Separation Date (as hereinafter defined in paragraph 14). Our understanding and agreement with respect to your resignation is as follows:

1.     As of February 26, 2010 (the “Resignation Date”), you have resigned from your employment as the President and Chief Executive Officer of the Company, and from your position as a director on the Company’s board of directors, which resignations shall become effective on the Separation Date. You further acknowledge and agree that the resignation set forth in this paragraph 1 constitute your written resignation notice in accordance with the Company’s bylaws and that an executed copy of this Separation and Release Agreement will be forwarded to the Chairman of the Company’s board of directors.

2.     Your total unconditional compensation, payments and benefits from the Company shall be as follows (in each case less applicable statutory deductions and authorized withholdings):

a.     You will receive all accrued and unpaid current base salary through the Resignation Date.

b.     You will be paid for all accrued but unused vacation as of the Resignation Date.

c.     You will be reimbursed for unpaid business expenses you have incurred and submitted for payment to the Company through the Resignation Date.

Nothing in this Agreement and Release is intended to impair any of these rights.

3.     Provided you agree to and accept the terms of this Agreement and Release and do not timely revoke your acceptance, you shall be eligible for the following benefits:

a.     You will be paid in a lump sum, on the Separation Date, the amount of two hundred seventy-five thousand dollars and no cents ($275,000.00), less applicable statutory deductions and authorized withholdings, representing one year of your current base salary.

b.     The eight hundred thousand (800,000) unexercised stock options previously granted to you shall be deemed fully vested and exercisable as of the Separation Date. These stock options shall continue to be exercisable until the earlier of (i) one year after the Separation Date or (ii) their expiration date as specified in the applicable option award letters.

c.     You will be paid in a lump sum, on the Separation Date, the amount of fifteen thousand eight hundred twenty-four dollars and sixty-four cents ($15,824.64), less applicable statutory deductions and authorized withholdings, representing the sum of the annual cost of the Life/STD/LTD premium ($1,268.40) and medical premium reimbursement ($14,556.24) that you received immediately prior to the Resignation Date.

d.     The benefits described in subparagraphs 3(a) through (c) shall be referenced in this Agreement and Release collectively as the “Separation Benefits.”

e.     Upon your execution and delivery of this Agreement and Release, the Company will prepare a check made payable to you for the portion of the Separation Benefits provided for in subparagraphs 3(a) and 3(c). The check will have a posted date for the eighth day following the date of execution of this Agreement and Release. Said check will be held by Marc Panoff in his capacity as the Company’s Chief Financial Officer, and delivered to you on the Separation Date.

4.     You have ceased to participate in all of the Company’s benefit plans and programs as of the Resignation Date.

5.     Other than as set forth in this Agreement and Release, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Releasees (as that term is defined in subparagraph 7(b)), including, without limitation, any notice or separation payments otherwise due under any offer letter, letter of employment or the Employment Agreement between you and the Company, dated August 20, 2009 (the “Employment Agreement”), and that no representations or promises to the contrary have been made to you.

6.     The Company will not object to any lawful application by you to receive unemployment benefits.

7.     a. As a condition of the Company’s willingness to enter into this Agreement and Release, and in consideration for the agreements of the Company contained herein, you hereby release, waive and forever discharge the Releasees from, and hereby acknowledge full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that you ever had, now have or hereafter may have against the Releasees up to and including the Separation Date.

Without limiting the generality of the foregoing, you hereby release and forever discharge the Releasees from:

(i)     any and all claims relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii)     any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Family & Medical Leave Act, the New York State and New York City Human Rights Laws, the New York Labor Law, the New York Worker Adjustment and Retraining Notification Act, the New York Whistleblower Law, the New York Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Smokers’ Rights Law, the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey State Wage and Hour Law, the New Jersey State Wage Payment Law, the New Jersey Constitution, and as all such laws have been amended;

(iii)     any and all contract claims (including, without limitation, under the Employment Agreement), claims for bonuses, or severance allowances or entitlements;

(iv)     any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, as amended; provided, however, that nothing in this paragraph 7 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(v)     any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(vi)     any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

This Agreement and Release is not intended to and does not affect any rights or claims you may have arising after the Separation Date. Moreover, the release set forth in this subparagraph 7 (a) shall exclude any of your rights or claims arising under paragraphs 2 and 3 hereof.

b.     For purposes of this Agreement and Release, the term “Releasees” includes the Company, its present and former direct and indirect parents, affiliates, divisions, subsidiaries, predecessors, successors and assigns, and their present and former officers, directors, managers, general partners, employees, consultants, representatives, attorneys and agents, whether acting as agents or in individual capacities, and the Company’s pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers), whether acting as agents or in individual capacities, and this release shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals.

8.     You have not been told that the Company or any Releasee will employ you in the future, and you agree that the Company shall not have any obligation in the future to reemploy you, or enter into any other business arrangement of any kind with you.

9.     a. You agree to return to the Company, on or before the date of this Agreement and Release (the “Agreement Date”), any computer equipment, cell phones, Black Berry devices or other TDAs, office keys, credit cards, ID and access cards, etc., and any and all original and duplicate copies of your work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company, or containing confidential or proprietary information concerning the Company, and its officers, directors, employees, consultants, customers, activities or operations. By signing this Agreement and Release, you confirm and acknowledge that you will not retain in your possession or under your control any of the documents or materials described in this subparagraph 9(a) or any reproduction of the same, and that you are not entitled to receive the Separation Benefits unless this obligation is fully satisfied. Your agreements, acknowledgments and obligations under this paragraph 9(a) are supplemental to, and not a replacement of, your agreements, acknowledgments and obligations contained in the Confidentiality Agreement (as hereafter defined).

b.     You acknowledge that, on July 17, 2006, you executed a Confidentiality, Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) with the Company relating to the disclosure and use of the Company’s confidential information and to the protection of the Company’s trade secrets and other intellectual property. You hereby acknowledge that you have complied with all of the provisions of the Confidentiality Agreement, that the Confidentiality Agreement is in full force and effect as of the Agreement Date and that the terms of the Confidentiality Agreement are deemed incorporated fully into this Agreement and Release as if fully set forth herein. The Confidentiality Agreement shall remain in full force and effect and shall survive the execution and delivery of this Agreement and Release and the Separation Date. As a term and condition of this Agreement and Release, you agree to waive and release to the Company any and all claims to ownership that you or your assigns may have to the intellectual property known as the Neurologix Infusion System.

c.     You agree to cooperate with the Company with respect to: (i) any inquiries or other matters, including any legal or administrative proceedings brought against the Company, that relate to or arise out of your employment with or service as a director of the Company; and (ii) any inquiries or other matters that relate to or arise out of the transition of your former responsibilities as President and Chief Executive Officer, or as a director, of the Company. Nothing in this Agreement and Release shall impair rights of indemnification that you may have, if any, under the Company’s corporate policies or constituent documents, with respect to matters that relate to or arise out of your prior employment with, or service as a director of, the Company. The Company acknowledges that as of the date of this Agreement and Release, you are covered as an officer under the Company’s D&O insurance policy.

d.     Nothing in this Agreement and Release is intended to or will limit your right to provide truthful and complete information to judicial or administrative, governmental or regulatory authorities, in connection with any investigation involving the Releasees, or any of them.

10.     a. You agree that you will take no action that is intended, or would reasonably be expected, to harm or disparage the Releasees, or any of them, or to impair any of their reputations.

b.     The Company will instruct its current directors and executive officers to take no action that is intended, or would reasonably be expected, to harm or disparage you, or to impair your reputation.

c.     As a courtesy, the Company will provide you, in advance, with a copy of any press release that it proposes to issue relating to your resignation as an officer and director. However, your prior approval of the contents of the press release will not be required before it may be issued by the Company.

11.     The making of this Agreement and Release is not intended, and shall not be construed, as an admission that: (a) the Releasees, or any of them, have violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you; or (b) you have violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against the Releasees, or any of them.

12.     You agree that, except as provided in the next sentence, the terms and conditions of this Agreement and Release shall be kept in confidence. Unless and until you first obtain written permission from Marc Panoff, in his capacity as the Company’s Chief Financial Officer, and only to the extent you obtain such permission, you will not knowingly disclose this information to anyone, except: (i) as reasonably necessary to enforce this Agreement and Release; (ii) to your attorneys or bona fide tax advisors; (iii) to your spouse; (iv) to governmental taxing authorities; or, (v) pursuant to compulsory legal process or a court order.

13.     You acknowledge that the Company has made no promises, commitments or representations to you other than those contained in this Agreement and Release and that you have not relied upon any statement or representation made by the Company with respect to the basis or effect of this Agreement and Release or otherwise.

14.     a. You acknowledge that you have been represented by independent legal counsel of your own choice (Craig J. Mordock, Esq., Butler Mordock, 8220 Maple Street, New Orleans, LA 70118 (your “Attorney”)) throughout all of the negotiations preceding the execution of this Agreement and Release and that you have executed this Agreement and Release after consultation with your Attorney. You further acknowledge that you have read this Agreement and Release in its entirety, that you have had all of its terms and provisions explained to you by your Attorney, who has answered any and all questions you have asked with regard to the meaning of any of the terms and provisions of this Agreement and Release, and that you fully understand the terms, provisions and legal effect of this Agreement and Release.

b.     You acknowledge that, before signing this Agreement and Release, you were given a period of 21 days in which to review and consider it; you have, in fact, carefully reviewed this Agreement and Release; and that you are entering into it voluntarily and of your own free will. Further, you acknowledge that the Company encouraged you in writing to show and discuss this Agreement and Release with your Attorney before signing it and that, to the extent you wished to do so, you have done so. If you executed this Agreement and Release before the end of the 21-day period, such early execution was completely voluntary, and you had reasonable and ample time in which to review this Agreement and Release.

c.     You acknowledge that, for a period of seven days after you sign this Agreement and Release, you have the right to revoke it by providing notice in writing to: Marc Panoff, Chief Financial Officer, Neurologix, Inc., One Bridge Plaza, Suite 605, Fort Lee, NJ 07024, by hand delivery, or via certified mail or overnight courier. This Agreement and Release will not become effective and enforceable until the day after the seven-day revocation period (such day after the seven-day revocation period is hereafter referred to as the “Separation Date”).

d.     You understand that your acceptance of the Separation Benefits at any time more than seven days after you sign this Agreement and Release confirms that you did not revoke your assent to this Agreement and Release and, therefore, that it is effective and enforceable.

15.     If, at any time after the Agreement Date, any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release; provided, however, that if paragraph 7 is held to be illegal, void or unenforceable, you agree to promptly execute a valid general release and waiver in favor of the Releasees.

16.     This Agreement and Release contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including without limitation, the Employment Agreement; provided, however, that Section 5.1 of the Employment Agreement (Non-Competition and Non-Solicitation), Section 6.1 of the Employment Agreement (Indemnification), and all provisions of the Confidentiality Agreement shall remain in full force and effect. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.

17.     You may not assign any of your rights or obligations under this Agreement and Release. This Agreement and Release shall be binding upon and inure to the benefit of the Company’s successors and assigns. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement and Release relates.

18.     This Agreement and Release is governed by the laws of the State of New Jersey, without regard to its conflict of laws provisions.

19.     The Company agrees that should any action be taken by you to enforce any of the terms and conditions of this Agreement and Release, you shall, if you are the prevailing party, be entitled to reimbursement for reasonable attorney’s fees and costs in connection therewith.

20.     This Agreement and Release may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement and Release may be executed by the delivery of facsimile copies of the signatures of the parties hereto.

Very truly yours,

/s/  Marc Panoff
Marc Panoff
Chief Financial Officer

READ THIS AGREEMENT AND RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT.

I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

Accepted and Agreed to:
Print Name: John Mordock
Signature: /s/ John Mordock	March 2, 2010_____
Date

STATE OF PENNSYLVANIA COUNTY OF BUCKS	) ) ss.:***-**-**** )

On this 2nd day of March, 2010, before me personally came           to me known and known to me to be the person described herein and who executed the foregoing agreement and general release, and (s)he duly acknowledged to me that (s)he executed the same.

/s/  Michael K. McCorriston
Notary Public